Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “AIRXPANDERS, INC.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2015, AT 7:31 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3941800 8100	Jeffrey W. Bullock, Secretary of State
150907586	AUTHENTICATION: DATE:	2455822 06-11-15
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 07:52 AM 06/11/2015 FILED 07:31 AM 06/11/2015 SRV 150907586 - 3941800 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AIRXPANDERS, INC.

Scott Dodson hereby certifies that:

ONE: The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 17, 2005 under the original name of Expanders, Inc.

TWO: He is the duly elected and acting Chief Executive Officer of AirXpanders, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is AIRXPANDERS, INC. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. Effective at the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every five (5) shares of Common Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Company. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is three hundred ten million (310,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, two hundred million (200,000,000) of which shall be Class A Common Stock, and one hundred million (100,000,000) of which shall be Class B Common Stock, each having a par value of $0.001 per share. Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of $0.001 per share.

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock (a “Certificate of Designation”).

D. Each outstanding share of Class A Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) (including any Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Restated Certificate (including any Certificate of Designation). Except as may be required by law, the Class B Common Stock shall not be entitled to any voting rights.

E. Subject to the rights of the Preferred Stock that may come into existence from time to time, the holders of Class A Common Stock shall be entitled to share, on a per share basis, in such dividends and other distributions of cash, property or shares of the corporation as may be declared thereon by the Board of Directors out of funds legally available therefor. The holders of Class B Common shall not be entitled to share in any dividends or other distributions of cash, property or shares of the corporation.

F. In connection with the corporation’s Initial Public Offering (as defined below) of CHESS Depositary Interests (each a “CDI”) (with each CDI representing an interest in one-third of a share of Class A Common Stock) certain stockholders of the corporation were required by the Australian Securities Exchange (the “ASX”) to enter into an escrow agreement (each a “Mandatory Escrow Agreement”) with the corporation under which the stockholder agreed, among other things, to certain restrictions and prohibitions from engaging in transactions in the shares of Class A Common Stock (including Class A Common Stock in the form of CDIs) held or acquired by the stockholder (including shares of Class A Common Stock that may be acquired upon exercise of a stock option, warrant or other right) or shares of Class A Common Stock which attach to or arise from such Class A Common Stock (collectively, the “Restricted Securities”) for a period of time identified in the Mandatory Escrow Agreement (the “Lock-Up Period”). The Restricted Securities shall automatically and without further action be converted into shares of Class B Common Stock, on a one-for-one basis, if the Board of Directors of the corporation determines, in its sole discretion, that the stockholder breached or violated any term of such stockholder’s Mandatory Escrow Agreement or breached the Official Listing Rules of the ASX relating to the Restricted Securities. Any shares of Class A Common Stock converted to Class B Common Stock pursuant to this Article IV Section E shall automatically and without further action be converted back into shares of Class A Common Stock, on a one-for-one basis, upon the earlier to occur of the expiration of the Lock-Up Period in the applicable Mandatory Escrow Agreement pursuant to which the shares of Class A Common Stock were originally converted to Class B Common Stock or the breach of the Official Listing Rules of the ASX relating to the Restricted Securities being remedied.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. BOARD OF DIRECTORS

1. Generally. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. Election.

a. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of an initial public offering pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of Class A Common Stock to the public or (ii) a prospectus under the Australian Corporations Act, covering the offers of securities of the corporation received in Australia (in either case an “Initial Public Offering”), and for so long as permitted by applicable law, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this Restated Certificate, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Restated Certificate, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Restated Certificate, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Directors shall be elected in accordance with this Restated Certificate and the Bylaws.

b. At any time that applicable law prohibits a classified board as described in Article V, Section (A)(2)(a), all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

c. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Removal of Directors.

a. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

b. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even with less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B. STOCKHOLDER ACTIONS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C. BYLAWS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Company; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (3) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company; or (5) any action asserting a claim against the Company governed by the internal affairs doctrine.

E. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation, including Section D of Article VI.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Article VII, Section B, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any Certificate of Designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of this corporation.

AirXpanders, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of June, 2015.

AIRXPANDERS, INC.

By:	/s/ Scott Dodson
Scott Dodson,
Chief Executive Officer